EXHIBIT 99.2

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

                   CONSOLIDATED GRAPHICS COMPLETES ACQUISITION
                  OF IRONWOOD LITHOGRAPHERS OF PHOENIX, ARIZONA

     HOUSTON, TEXAS - August 26, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the completion of its acquisition of Ironwood Lithographers, Inc. Terms of the transaction were not disclosed.

     Ironwood has grown to become one of the largest sheet-fed printers in Arizona by providing a full line of printing services, including electronic pre-press, high quality six-color lithography, and product packaging and fulfillment, for many of the regions leading companies. Led by Daryl VanderHaar, President, Ironwood expands Consolidated Graphics presence in the greater Phoenix market.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "The success of Consolidated Graphics is tied directly to the strength of the companies we acquire. Ironwood is another well-managed, leader that now has access to our superior resources. Consolidated Graphics is committed to supporting their plans for future growth and expanded service to customers."

     Consolidated Graphics is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 47 companies nationwide with annualized revenues in excess of $555 million.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance, or other expectations implied by these forward-looking statements. Consolidated Graphics expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics filings with the Securities and Exchange Commission.

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